Exhibit 1

PRESS RELEASE

September 29, 2004

EKSPORTFINANS FINANCES LARGE CONTRACT FOR FOSEN YARD

Fosen Yard in Trøndelag, Norway has won a contract to build two Ro-Pax ferries for Stena RoRo AB. Eksportfinans is providing a loan to cover around 80 percent of the contract. This is the maximum financing level allowed according to the OECD-regulated export-financing scheme.

•	We wish to congratulate Fosen on winning this contract, and find it very pleasing that a competitive financing offer from Eksportfinans contributed to the fact that these ships will be built in Norway, states Arnulf V. Arnøy, Lending Director at Eksportfinans.

Eksportfinans has offered a government-supported export credit with a 12-year maturity, and with a so-called CIRR interest rate. This is an OECD-regulated fixed interest rate that currently is very favourable compared with alternative marked rates.

Contact persons:

Head of Ship Finance Ove A. Erichsen, phone +47 95 76 83 34, mail oae@eksportfinans.no.

Head of Information Elise Lindbaek, phone +47 90 51 82 50,
mail el@eksportfinans.no.

Exhibit Index is on page 3